Exhibit 99.1

Deltic Timber Corporation		210 EAST ELM STREET
EL DORADO, AR 71730
	NEWS RELEASE	NYSE: DEL

FOR RELEASE April 19, 2010	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary First Quarter 2010 Results

EL DORADO, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today preliminary net income for the first quarter of 2010 was $2.3 million, $.18 a share, compared to a loss of $1.2 million, $.09 a share, a year ago. The improved results were mainly attributable to the Company’s Mills segment, which capitalized on both an improved lumber market that existed during the quarter and on productivity and other efficiency improvements that have been achieved in its sawmills. Net cash provided by operating activities was $4.4 million for the first quarter of 2010, which compares to $.4 million a year ago.

Commenting on results, Mr. Dillon stated, “While the improved financial results for the quarter were largely due to a supply-side driven increase in lumber prices, they also reflect the efforts that we have made to place our lumber manufacturing operations in a position to be successful in all lumber market conditions. Many mills in the southeast portion of the U.S. found themselves without logs to operate during the quarter due to inclement weather conditions. However, we were actually able to increase the operating hours in our facilities quickly to match production levels with demand since we had an adequate supply of logs. This ability validates our vertical integration strategy, as we were able to use our diverse timberland base to supply stumpage to our sawmills to capitalize on this market opportunity. In addition, the benefits of the increased hourly productivity rates and other operating efficiency improvements that have been made in both of our mills were very evident this quarter.”

Operating income for Deltic’s Woodlands segment was $5.1 million in 2010’s first quarter, compared to $5.7 million for the same period of 2009. The Company harvested 146,488 tons of pine sawtimber in the current year’s first quarter, a decrease of 9,043 tons from the first quarter of 2009 of 155,531 tons due to wet weather conditions. The average per-ton sales price for pine sawtimber was $26 in the current period compared to $29 per ton a year ago. While the average sales price for the quarter decreased ten percent from a year ago, wet weather conditions that affected logging activities combined with increased demand for pine stumpage as a result of the improved lumber market have caused pine sawtimber prices to begin to move upward in Deltic’s operating region prior to the end of the first quarter. The Company harvested 79,379 tons of pine pulpwood at an average price of $16 per ton in the first quarter of 2010 compared to 89,833 tons at an average price of $11 per ton for the same period of 2009. The price increase was the result of increased demand for fiber by area papermills, as they had entered 2010 with low chip inventories due to wet weather conditions that affected pulpwood logging. Oil and gas lease rental and net royalty income totaled $1.4 million during the first quarter of 2010 compared to $.9 million for the same quarter of 2009 as a result of an increase in the number of Fayetteville Shale gas wells in production from which Deltic received royalty payments. During 2010’s first quarter, the Company sold approximately 232 acres of recreational-use hardwood bottomland at an average sales price of $1,600 per acre versus approximately 277 acres at an average sales price of $1,500 per acre in the prior-year quarter.

Deltic’s Mills segment reported operating income of $2.5 million in the first quarter of 2010 compared to a loss of $3.6 million for the same period of 2009. During the current period, the average finished lumber sales price increased $76, to $310 per thousand board feet, which was an increase of 32 percent from the prior-year first quarter. Lumber sales volume of 63.7 million board feet in 2010’s first quarter increased 22 percent when compared to 52.3 million board feet in the first quarter a year ago, as the operating hours in the mills were increased to meet increased demand for lumber.

The Real Estate segment lost $.7 million in the first quarter of 2010, which compares to a loss of $1 million for the same period of 2009. Residential lot sales totaled six lots during the current period of 2010 at an average price of $129,600 per lot versus no lot sales in the same period a year ago. There were no sales of commercial real estate acreage in the first quarter of either year.

Corporate operating expense was $3.5 million in the first quarter of 2010, which compares to $2.9 million for the corresponding period of 2009. Deltic’s equity in earnings of Del-Tin Fiber was income of $.5 million for the current-year quarter compared to $.8 million for the same period of 2009. Income taxes in the current-year period were $1.1 million compared to essentially no income tax in the prior year, as the federal tax benefit related to 2009’s first quarter loss was essentially offset by a state tax provision.

Capital expenditures were $2.8 million for the first quarter of 2010, while expenditures for the same period of 2009 were $4.8 million.

Regarding the outlook for the second quarter and year of 2010, Mr. Dillon stated, “We currently anticipate the pine sawtimber harvest to be 140,000 to 150,000 tons and 525,000 to 575,000 tons, respectively. Finished lumber production and sales volumes are estimated at 65 to 75 million board feet for the second quarter and 240 to 260 million board feet for the year, depending upon market conditions. Residential lot sales are projected at 4 to 6 lots and 20 to 30 lots for the second quarter and year of 2010, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Tuesday, April 20, 2010, at 2:00 p.m. Central Time to discuss first quarter 2010 earnings. Interested parties may participate in the call by dialing 1-866-713-8564 and referencing participant passcode identification number 50165760. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website, at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Tuesday, April 27, 2010, by dialing 1-888-286-8010 and referencing replay passcode identification number 60932107.

Summary financial data and operating statistics for the first quarter of 2010 with comparisons to 2009 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2010		Three Months Ended March 31, 2009
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)
Woodlands	$9.0	5.1	9.9	5.7
Mills	24.6	2.5	16.0	(3.6)
Real Estate	2.3	(0.7)	1.6	(1.0)
Corporate	—	(3.5)	—	(2.9)
Eliminations	(4.0)	0.3	(4.6)	0.6

Total net sales/operating income/(loss)	$31.9	3.7	22.9	(1.2)

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2010	2009

Net sales	$31,935	22,862

Costs and expenses
Cost of sales	21,464	17,447
Depreciation, amortization, and cost of fee timber harvested	3,049	3,416
General and administrative expenses	3,763	3,208

Total costs and expenses	28,276	24,071

Operating income/(loss)	3,659	(1,209)

Equity in earnings of Del-Tin Fiber	488	757
Interest income	98	2
Interest and other debt expense	(913)	(903)
Interest capitalized	16	63
Other income/(expense)	2	133

Income/(loss) before income taxes	3,350	(1,157)

Income taxes	(1,097)	(17)

Net income/(loss)	$2,253	(1,174)

Earnings/(loss) per common share
Basic	$.18	(.09)
Assuming dilution	$.18	(.09)

Dividends per common share paid	$0.075	0.075

Average common shares outstanding (thousands)	12,473	12,414

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Mar. 31,	Dec. 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$5,552	4,783
Trade accounts receivable - net	7,516	4,888
Other receivables	48	86
Inventories	4,534	5,917
Prepaid expenses and other current assets	2,978	2,842

Total current assets	20,628	18,516

Investment in real estate held for development and sale	56,064	56,096
Investment in Del-Tin Fiber	9,579	9,104
Other investments and noncurrent receivables	4,788	4,882
Timber and timberlands - net	229,355	228,893
Property, plant, and equipment - net	33,171	33,886
Deferred charges and other assets	796	826

Total assets	$354,381	352,203

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$3,069	2,824
Current maturities of long-term debt	1,111	1,111
Accrued taxes other than income taxes	2,277	1,824
Income taxes payable	494	362
Deferred revenues and other accrued liabilities	6,692	6,981

Total current liabilities	13,643	13,102

Long-term debt	91,222	91,222
Deferred tax liabilities - net	5,542	5,448
Other noncurrent liabilities	25,642	26,132
Commitments and contingencies	—	—
Stockholders’ equity
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	77,286	78,290
Retained earnings	156,954	155,638
Treasury stock, 314,656 and 363,208 shares held, respectively	(10,876)	(12,548)
Accumulated other comprehensive loss	(5,160)	(5,209)

Total stockholders’ equity	218,332	216,299

Total liabilities and stockholders’ equity	$354,381	352,203

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Three Months Ended March 31,
	2010	2009

Operating activities
Net income/(loss)	$2,253	(1,174)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	3,049	3,416
Deferred income taxes	356	574
Real estate development capital expenditures	(394)	(122)
Real estate costs recovered upon sale	415	—
Timberland costs recovered upon sale	99	100
Equity in earnings of Del-Tin Fiber	(488)	(757)
Stock-based compensation expense	480	412
Net increase in liabilities for pension and other postretirement benefits	246	247
Net decrease in deferred compensation for stock-based liabilities	(625)	(1,069)
Increase in operating working capital other than cash and cash equivalents	(817)	(1,469)
Other changes in assets and liabilities	(217)	211

Net cash provided by operating activities	4,357	369

Investing activities
Capital expenditures, excluding real estate development	(2,438)	(4,598)
Net change in purchased stumpage inventory	(453)	(502)
Advances to Del-Tin Fiber	(677)	(1,850)
Repayments from Del-Tin Fiber	690	1,385
Net change in funds held by trustee	(25)	2,765
Other—net	142	435

Net cash required by investing activities	(2,761)	(2,365)

Financing activities
Proceeds from borrowings	—	3,500
Repayments of notes payable and long-term debt	—	(1,500)
Treasury stock purchases	(26)	(1,112)
Common stock dividends paid	(937)	(933)
Proceeds from stock option exercises	154	7
Excess tax benefits from stock-based compensation	60	—
Other—net	(78)	(75)

Net cash required by financing activities	(827)	(113)

Net increase/(decrease) in cash and cash equivalents	769	(2,109)
Cash and cash equivalents at January 1	4,783	2,413

Cash and cash equivalents at March 31	$5,552	304

Certain 2009 real estate development capital expenditure amounts have been revised to conform to the 2010 presentation.

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended March 31,
(Thousands of dollars)	2010	2009
Capital expenditures
Woodlands	$1,423	3,966
Mills	825	579
Real Estate (includes development expenditures)	535	168
Corporate	49	42

Total capital expenditures	$2,832	4,755

Woodlands
Pine sawtimber harvested from fee lands—tons	146,488	155,531
Pine sawtimber price—per ton	$26	29

Timberland sales—acres	232	277
Timberland sales price—per acre	$1,587	1,485

Mills
Finished lumber sales—thousands of board feet	63,730	52,347
Finished lumber price—per thousand board feet	$310	234

Real Estate
Residential
Lots sold	6	—
Average sales price—per lot	$129,600	—